EXHIBIT 99.1


For further information:       Sheila Davis, PR/IR Manager
                               641-585-6803
                               sdavis@winnebagoind.com


                WINNEBAGO INDUSTRIES SELLS WAC RECEIVABLES ASSETS

FOREST CITY, IOWA, April 25, 2003 - Winnebago Industries, Inc. today announced the sale of the majority of the company's dealer financing receivables in the Winnebago Acceptance Corporation (WAC) to GE Commercial Distribution Finance Corporation for approximately $34 million.
     Winnebago Industries' Chairman, CEO and President Bruce Hertzke said, "We welcome GE Commercial Distribution Finance Corporation's continued commitment to the RV industry. The sale of the WAC receivables will allow Winnebago Industries' to focus on what we do best, the production of high quality motor homes."
ABOUT WINNEBAGO INDUSTRIES
     Winnebago Industries, Inc. is the leading manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca, Rialta and Ultimate brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company's common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company's stock, visit, www.winnebagoind.com/investor_relations.htm.
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